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                                                                   EXHIBIT 99.1

CHANGE IN CONTROL

   BACKGROUND

   In its 1996 Annual Report Mako indicated that, as a result of continuing losses, in order to meet its cash requirements and to continue as a going concern, Mako would be required to achieve profitable operations and/or obtain additional debt or equity financing. At that time Management's stated plans included the review of potential transactions to gain market share and to absorb additional overhead, and continued efforts to arrange debt and equity financing to improve Mako's cash flow and capital positions. During the early months of fiscal 1997, Mako continued to experience negative cash flows which, if not remedied, will result in its inability to continue operations as anticipated. On October 17, 1996, Mako entered into a non-binding letter of intention with Tracker, which contemplated the sale of a controlling block of equity securities of Mako in exchange for an infusion of cash and the contribution by Tracker of certain assets related to its saltwater fishing boat manufacturing business.

   TRANSACTION WITH TRACKER

   Tracker, a privately-owned company based in Springfield, Missouri, is a substantial manufacturer of freshwater fishing and pontoon boats. Tracker has a network of more than 400 dealers in the United States and Canada, currently offering numerous models of aluminum and fiberglass freshwater fishing boats. Tracker conducts saltwater boat manufacturing operations under its Silver King and SeaCraft brands, from a facility in Punta Gorda, Florida. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning the beneficial ownership of Tracker.

   Mako believes that the alliance with Tracker not only offers an opportunity for Mako to obtain a needed infusion of cash and assets, but to take advantage of Tracker's marketing and management expertise and distribution network.

   The Stock Purchase Agreement provides that Tracker will purchase 6,400,000 newly issued shares of Common Stock ("Mako Shares") from Mako for a purchase price consisting primarily of cash in the amount of $4,140,000 and assets relating to Tracker's saltwater boat business, including exclusive rights over a five-year period to advertise Mako's saltwater boat products in the "Offshore Angler" catalog published by an affiliate of Tracker. It is anticipated that the transaction, under applicable accounting principles, will result in an increase in Mako's capital of approximately $9.4 million. Mako has been advised by Tracker that the cash required for the acquisition of the Mako Shares will be provided from internally generated funds.

   The Stock Purchase Agreement also provides that during the period beginning on the closing date and ending 90 business days following the exercise, redemption or expiration date of the Public Warrants, Mako will issue to Tracker an additional 1,800,000 shares, if the market price of Mako's Common Stock is $5 or more during a period of ten consecutive trading days; an additional 1,800,000 shares, if the price of the Common Stock is $6 or more during a period of ten consecutive trading days; and an additional 3,629,000 shares if the price of the Common Stock is $7 or more during a period of ten consecutive trading days. The expiration date of the Public Warrants is August 23, 2000.

   On December 4, 1996 Tracker and CreditAmerica Venture Capital, Inc. ("CAVC") entered into an agreement ("CAVC Agreement") pursuant to which Tracker agreed to purchase 930,000 shares of Mako's Common Stock ("CAVC Shares") from CAVC at a price of $2 per share. The closing of the purchase of each of the Mako Shares and the CAVC Shares will take place contemporaneously. CAVC is a venture capital firm and Mako's principal shareholder. Douglas W. Baena, Mako's Chairman, President and Chief Executive Officer, and Joseph J. Messina, a director of Mako, are principal shareholders of CAVC. See "Security Ownership of Certain Beneficial Owners and Management." Tracker has agreed to indemnify Mako's officers and directors and CAVC and its officers, directors and controlling persons against certain matters in respect of the sale of the CAVC Shares.

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   Upon its contemporaneous acquisition of the Mako Shares and the CAVC
Shares, Tracker will own of record and beneficially 7,330,000 shares of Mako Common Stock, representing approximately 80.9% of the outstanding shares of Mako Common Stock. Prior to the execution of the Stock Purchase Agreement and the CAVC Agreement, Tracker advised the parties that it required, for business and Federal income tax reasons, the initial and continued ownership of at least 80% of the outstanding shares of Mako Common Stock. CAVC agreed to the sale of the CAVC Shares in order to enable the prompt investment by Tracker in Mako.

   The Stock Purchase Agreement also provides Tracker with an option to acquire additional shares of Mako Common Stock at $1.50 per share. The option is designed to permit Tracker to maintain an 80% interest in Mako to the extent that outstanding options and warrants are exercised in the future. There are currently outstanding options and warrants to purchase 3,622,900 shares of Common Stock, which expire at varying dates through 2001.

   The foregoing transactions are subject to certain conditions, including certain consents, waivers and approvals. It is anticipated that closing of these transactions will occur by December 31, 1996, although there can be no assurance that such will be the case.

   CHANGE IN MANAGEMENT

   Upon Tracker's acquisition of the Mako Shares and the CAVC Shares, a change of control of Mako will occur. Pursuant to the Stock Purchase Agreement, Tracker will have the right to designate a majority of the Board of Directors. As a result, at that time, the Board of Directors will be fixed at seven persons; and Ken Burroughs, Joe C. Greene, Susie Henry and Larry Mueller, each of whom is a designee of Tracker, will be appointed Directors. In addition, Douglas W. Baena, Bruce Foerster and Joseph J. Messina will continue as Directors, and Jeffrey Bleustein will resign. See "Directors." Mako has not been advised whether any changes in the executive officers of Mako will occur.